Exhibit 16.1

July 19, 2019

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on July 17, 2019, to be filed by our former client, National Holdings Corporation, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ BDO USA LLP

BDO USA LLP